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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                      OF THE SPECIAL VOTING PREFERRED STOCK
                                ($.01 PAR VALUE)

                                       OF

                              E-TEK DYNAMICS, INC.



            PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


        THE UNDERSIGNED, being the Secretary of E-TEK Dynamics, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and pursuant to authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors, at special meeting of the Board of Directors on May 19, 2000, adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

        "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.01 per share, which shall consist of one of the undesignated 25,000,000 shares of preferred stock that the Corporation now has authority to issue, be and the same hereby is authorized, and the Board hereby fixes the powers, preferences, rights, qualifications, limitations and restrictions of the share of such series (in addition to the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

        1. Authorized Number and Designation. One share of the preferred stock, $.01 par value per share, of the Corporation is hereby constituted as a series of the preferred stock designated Special Voting Preferred Stock, $.01 par value (the "Special Voting Preferred Stock").

        2. Dividends. The holder of the Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

        3. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation and subject to any prior rights of holders of shares of preferred stock ranking senior to the
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Special Voting Preferred Stock, a distribution shall be made to the holder of the share of Special Voting Preferred Stock in respect of such Special Voting Preferred Stock in an amount equal to $1.00, together with payment to holders of common stock and any other class of stock ranking equally with the Special Voting Preferred Stock, and before payment shall be made to holders of any stock ranking junior to the Special Voting Preferred Stock.

        4. Voting Rights.

               (a) Except as otherwise required by law, so long as the share of Special Voting Preferred Stock is outstanding, then the holder thereof shall be entitled to a number of votes in respect of the Special Voting Preferred Stock equal to the number of votes that the holders of outstanding Class A Exchangeable Shares (the "Exchangeable Shares") of Lundy Technology Co., an unlimited company formed under the laws of the Province of Nova Scotia, ("Lundy") (the "Holders"), from time to time would be entitled to if all such outstanding Exchangeable Shares were exchanged by the holders of Exchangeable Shares of Lundy, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited, for shares of the Common Stock of the Corporation pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation.

               (b) Except as otherwise provided by law or in the Certificate of Incorporation, the holder of the Special Voting Preferred Stock and the holders of the shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        5. Conversion. The holder of the Special Voting Preferred Stock shall have no conversion rights.

        6. Redemption. The Special Voting Preferred Stock is not redeemable.

        7. Other Provisions.

               (a) Pursuant to the terms of that certain Purchase Agreement by and among the Corporation and the designated holder of the Special Voting Preferred Stock (the "Special Holder"), one share of Special Voting Preferred Stock is being issued to the Special Holder, which share of Special Voting Preferred Stock is subject to the terms of the Voting Trust established by that Voting Trust Agreement between the Corporation and the Special Holder as trustee. The Special Holder, as trustee under the Voting Trust Agreement, is entitled to exercise the voting rights attendant thereto in such manner as the Voting Trust Agreement provides.

               (b) At such time as there are no Exchangeable Shares of Lundy outstanding which are owned of record by Holders other than the Corporation, the share of Special Voting Preferred Stock shall automatically be deemed canceled."



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        IN WITNESS WHEREOF, E-TEK Dynamics, Inc. has duly caused this
Certificate of Designations to be executed by its Secretary, this 22nd day of May 2000.


                                     E-TEK DYNAMICS, INC.


                                     By: /s/ William N. Gerson
                                        -------------------------------------
                                         William N. Gerson
                                         Secretary



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